                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-12

                              E-STAMP CORPORATION
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

           _________________________________________________________
            (Name of Persons(s) Filing Proxy Statement, if other
                             than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

               NA
           ---------
     (2)  Aggregate number of securities to which transaction applies:

               NA
           ---------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.

               NA
           ---------
     (4)  Proposed maximum aggregate value of transaction:

               NA
           ---------
     (5)    Total fee paid:

               NA
           ---------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

             NA
         ---------
    (2)  Form, Schedule or Registration Statement No:

             NA
         ---------
    (3)  Filing Party:

             NA
         ---------
    (4)  Date Filed

             NA
         ---------

                              E-STAMP CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              Friday, May 12, 2000

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of E-Stamp Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 12, 2000, at 2:30 p.m. local time, at the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect three Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

     3. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

   Only stockholders of record at the close of business on March 27, 2000, are entitled to receive notice of, to attend and to vote at the Annual Meeting and any adjournment thereof.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy Card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                          For the Board of Directors,

                                          /s/ Robert H. Ewald
                                          Robert H. Ewald
                                          President, Chief Executive Officer
                                           and Director

Redwood City, California
April 18, 2000

                              E-STAMP CORPORATION

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General

   The enclosed Proxy is solicited on behalf of the Board of Directors of E-Stamp Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, May 12, 2000, at 2:30 p.m., local time, or at any and all continuation(s) or adjournment(s) thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California 94306. The telephone number at that location is (650) 493-8000. The Company's headquarters are located at 850 Saginaw Drive, 2nd Floor, Redwood City, California 94061 and the telephone number is (650) 474-5800.

   These proxy solicitation materials were mailed on or about April 18, 2000 to all Stockholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

Purposes of the Annual Meeting

   The purposes of the Annual Meeting are: (i) to elect three Class I directors to serve for a term of three years and until their successors are duly elected and qualified; (ii) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and (iii) to transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

Record Date and Outstanding Shares

   Stockholders of record at the close of business on March 27, 2000 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, 39,159,547 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. For information regarding security ownership by management and 5% Stockholders, see "OTHER INFORMATION-- Security Ownership."

Revocability of Proxies

   Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Secretary of the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the individual attends the Annual Meeting and votes in person. However, attending the Annual Meeting in and of itself will not constitute a revocation of proxy.

Voting and Solicitation

   Each share of the Company's Common Stock outstanding on the Record Date will be entitled to one vote on all matters. The three candidates for election as directors at the Annual Meeting who receive the highest number of affirmative votes of the shares of the Company's Common Stock present or represented at the Annual Meeting will be elected. The ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000 will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented at the Annual Meeting.

   Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed proxies will be voted: (i) FOR the election of each of the Company's director nominees; and (ii) FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

   The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation other than reimbursement of expenses, personally, by telephone or by telefax.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

   Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, such votes are not deemed to be Votes Cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the Votes Cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Deadline for Receipt of Stockholder Proposal

   Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's next Annual Meeting of Stockholders must be received by the Company at its principal executive offices, no later than December 19, 2000 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to such meeting.

   If a stockholder intends to submit a proposal at the next Annual Meeting of Stockholders, which is not eligible for inclusion in the proxy statement and form of proxy relating to such meeting, the stockholder must do so no later than February 17, 2001. If such a stockholder fails to comply with the foregoing notice provision, the Company's proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the next Annual Meeting of Stockholders without any mention of the specific proposal in the proxy statement and form of proxy relating to such meeting.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

General

   The Company's Board of Directors is currently comprised of nine members, divided into three classes with overlapping three-year terms. As a result, a portion of the Company's Board of Directors will be elected each year. Messrs. Ewald, Rosch and Cresci have been designated Class I directors, and their terms expire at this Annual Meeting of Stockholders. Messrs. Gumucio, Wagner and Gramaglia have been designated Class II directors, and their terms expire at the 2001 Annual Meeting of Stockholders. Messrs. Leitner and Balen and Ms. Saeger have been designated as Class III directors, and their terms expire at the 2002 Annual Meeting of Stockholders.

   Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the 2003 Annual Meeting of Stockholders or until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Directors and Nominees for Director

   Information Regarding Nominee Directors

   Three Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2003. The Board of Directors has nominated ROBERT H. EWALD, THOMAS L. ROSCH and ROBERT J. CRESCI for re-election as Class I directors. The following sets forth information concerning the nominees for Class I directors, including information as to each nominee's age as of the Record Date, position with the Company and business experience.

      Name of Nominee        Age                    Position
      ---------------        ---                    --------
Robert H. Ewald.............  52 President, Chief Executive Officer and Director
Thomas L. Rosch.............  37 Director
Robert J. Cresci............  56 Director

   Robert H. Ewald has been our President and Chief Executive Officer since February 1999 and has been a Director since January 1999. From July 1996 to July 1998, Mr. Ewald held various executive positions at Silicon Graphics, Inc., a manufacturer of computer workstations, servers and supercomputers, most recently as Executive Vice President and Chief Operating Officer. From August 1984 to June 1996, Mr. Ewald held various management and executive positions with Cray Research, Inc., a manufacturer of high performance computers, including President and Chief Operating Officer. Before joining Cray Research, Inc., Mr. Ewald led the Computing and Communications Division of the Los Alamos National Laboratory and was responsible for providing computing and communications services to government customers nationwide between 1980 and 1984. Mr. Ewald is currently a director of Ceridian, Inc., an information technology services company, and a member of the President's Information Technology Advisory Committee chartered by the White House. Mr. Ewald received his B.S. in civil engineering from the University of Nevada and his M.S. in civil engineering from the University of Colorado.

   Thomas L. Rosch has served on the Board of Directors since September 1997. Mr. Rosch joined InterWest Partners in January 2000 where he is currently general partner and managing director. InterWest Partners is a Silicon Valley-based venture capital firm that invests in information technology and health care companies. Previously, Mr. Rosch was a partner at AT&T Ventures from December 1996 to January 2000. AT&T Ventures is an independent venture capital fund that invests in information technology companies. Prior to AT&T Ventures, Mr. Rosch served as a senior member of The Boston Consulting Group from November 1989 to November 1996. Mr. Rosch currently serves on the board of directors of Veridicom, Inc. and Signio. Mr. Rosch received his A.B. in government and philosophy from Harvard University and J.D./M.B.A. from Stanford University.

   Robert J. Cresci has served on the Board of Directors since October 1999. Since 1990, Mr. Cresci has served as a Managing Director of Pecks Management Partners Ltd., which specializes in managing portfolios of public and private convertible securities for institutional clients. Mr. Cresci is a graduate of the United States Military Academy at West Point and received an MBA from Columbia University.

  Required Vote

   The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

  Recommendation of the Board of Directors

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
                    "FOR" EACH OF THE NOMINEES LISTED ABOVE.

  Incumbent Directors Whose Terms of Office Continue After the Annual Meeting

   The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director's age as of the Record Date, position with the Company and business experience.

   Name of Nominee                                     Age Position
   ---------------                                     --- --------
   Marcelo A. Gumucio.................................  62 Chairman of the Board
   John V. Balen......................................  39 Director
   Michael Leitner....................................  34 Director
   Adam Wagner........................................  41 Director
   Rebecca Saeger.....................................  44 Director
   Jerry Gramaglia....................................  44 Director

   Marcelo A. Gumucio has served as Chairman of the Board since November 1998. Mr. Gumucio is Managing Partner of Gumucio, Burke and Associates, a private investment firm which he co-founded in 1992. From April 1996 to July 1997, Mr. Gumucio was Chief Executive Officer of Micro Focus PLC, an enterprise software provider. He also served as a member of the Micro Focus' board of directors from January 1996. Before joining Micro Focus, Mr. Gumucio was President and Chief Executive Officer of Memorex Telex NV between 1992 and 1996. Mr. Gumucio currently serves on the board of directors of BidCom, Inc., Digital Island and Burr Brown Corporation and serves as chairman of the boards of WebSentric and NetFreight. Mr. Gumucio received his B.S. in mathematics from the University of San Francisco and M.S. in applied mathematics and operations research from the University of Idaho. Mr. Gumucio is also a graduate of the Harvard Business School Advanced Management Program.

   John V. Balen has served on the Board of Directors since July 1998. Mr. Balen joined Canaan Partners, a national venture capital investment firm, in September 1995 where he is currently a general partner. From June 1985 to June 1995, Mr. Balen served as Managing Director of Horsley Bridge Partners, a private equity investment management firm. Mr. Balen currently serves on the board of directors of Intraware and Commerce One. Mr. Balen received his B.S. in electrical engineering and M.B.A. from Cornell University.

   Michael Leitner has served on the Board of Directors since January 2000. Mr. Leitner is a Director of Corporate Development for Microsoft Corporation, a manufacturer of software products, and has held this position since July 1998. From August 1994 to March 1998, Mr. Leitner served as a Vice President in the Technology Mergers and Acquisitions Group of Merrill Lynch, an investment bank. Mr. Leitner currently serves on the board of directors of divine interVentures, Inc. Mr. Leitner received his B.A. in economics from the University of California, Los Angeles and M.B.A. from the University of Michigan.

   Adam Wagner has served on the Board of Directors since November 1996. Mr. Wagner is the founder in principal of Neo Ventures, LLC, a privately held investment firm, since its formation in September 1999. From June 1992 until September 1999, Mr. Wagner served as Vice President, Investments at Wagner & Brown, Ltd., a closely-held oil and gas investment company. Mr. Wagner currently serves on the board of directors of PFS Thermoplastics, Inc., SeaSound, LLC and iSong.com, inc. Mr. Wagner received his B.S. in geology from the University of Oklahoma and M.B.A. from the University of Southern California.

   Rebecca Saeger has served on the Board of Directors since September 1999. Since June 1997, Ms. Saeger has served as Executive Vice President of Brand Marketing for VISA U.S.A., a provider of payment products and services. From June 1991 to May 1997, Ms. Saeger served in various positions at Foote, Cone & Belding San Francisco, an advertising agency, including Senior Vice President, Group Management Supervisor and Director of Account Management. From June 1980 to April 1991, Ms. Saeger worked at Ogilvy and Mather New York, an advertising agency, where she held a variety of positions, including, Senior Vice President, Group Director. Ms. Saeger received her B.A. from Muhlenberg College and M.B.A. from the Wharton School of Business, University of Pennsylvania.

   Jerry Gramaglia has served on the Board of Directors since October 1999. Mr. Gramaglia is the Chief Marketing Officer of E*Trade Group, Inc., a financial services company, and has held this position since June 1998. From March 1997 to June 1998, Mr. Gramaglia served as Vice President, Marketing of the Consumer division of Sprint Corporation, a telecommunications company. From November 1994 to January 1997, Mr. Gramaglia was Chief Marketing Officer of Taco Bell Corp., a subsidiary of PepsiCo, a manufacturer of beverage products. Mr. Gramaglia received his B.A. from Denison University.

   There are no family relationships among any of the directors, officers or key employees of the Company.

Board of Directors Meetings & Committees

   The Board of Directors of the Company held a total of ten (10) meetings and acted by unanimous written consent three (3) times during the year ended December 31, 1999. All director nominees and incumbent directors who served as a director during the year ended December 31, 1999 attended no less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which such director served, if any, during the year ended December 31, 1999. The Board of Directors established an Audit Committee and Compensation Committee in July 1998, but has not established a nominating committee or a committee performing the functions of a nominating committee.

   The Audit Committee, which currently consists of John V. Balen, Adam Wagner and Robert J. Cresci, met four (4) times during the year ended December 31, 1999. The Audit Committee meets with the Company's independent auditors to review the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the Company's annual audit and reviews and monitors the services provided by the Company's independent auditors.

   The Compensation Committee, which currently consists of Thomas L. Rosch, Rebecca Saeger and Jerry Gramaglia, met four (4) times and acted by unanimous written consent five (5) times during the year ended December 31, 1999. The Compensation Committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. The Compensation Committee administers the Company's Stock Option Plans and Employee Stock Purchase Plan.

Director Compensation

   Except for our Chairman of the Board, we do not currently compensate our directors in cash for their service as members of the Board of Directors, although we reimburse our directors for expenses in connection with attendance at Board of Director meetings. We currently pay Marcelo Gumucio $10,000 per month for his service as Chairman of the Board. Under our stock option plan, directors are eligible to receive stock option grants at the discretion of the Board of Directors or other administrator of the plan. During the year ended December 31, 1999, the Board of Directors granted options to purchase an aggregate of 50,000 shares to Rebecca Saeger at an exercise price per share of $8.60, granted options to purchase an aggregate of 40,000 shares to Jerry Gramaglia at an exercise price per share of $18.9375 and granted Marcelo Gumucio a stock bonus of 62,500 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied, except that the Forms 3 for Rebecca Saeger, Robert J. Cresci and Michael Leitner were filed late.

                                 PROPOSAL NO. 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2000 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

   The affirmative vote of the holders of a majority of the shares or the Company's Common Stock present or represented at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000.

Recommendation of the Board of Directors

         THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
          "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S
       INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2000.

                               OTHER INFORMATION

Security Ownership

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director of the Company, (ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the year ended December 31, 1999, (iii) all directors and executive officers of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of outstanding shares of the Company's Common Stock. This table is based on information provided to the Company or filed with the Securities and Exchange Commission by the Company's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned.

   Unless otherwise indicated, the address for each stockholder listed in the following table is c/o E-Stamp Corporation, 850 Saginaw Drive, 2nd Floor, Redwood City, California 94061. Applicable percentage ownership in the following table is based on 39,159,547 shares of Common Stock outstanding as of the Record Date.

                                                                   Percentage
                                                        Number of   of Shares
               Name of Person or Entity                 Shares(1)  Outstanding
               ------------------------                 ---------- -----------
SSS No. Two Limited(1).................................  3,151,324     8.1%
Entities affiliated with AT&T Ventures(2)..............  2,162,764     5.5%
Microsoft Corporation(3)...............................  2,026,226     5.2%

Directors and Executive Officers:

Robert H. Ewald(4).....................................  1,656,250     4.2%
Anthony H. Lewis, Jr.(5)...............................    375,000       *
Martin Pagel(6)........................................    232,448       *
Nicole Eagan(7)........................................    344,880       *
Thomas J. Reinemer(8)..................................    331,771       *
Rick D. Prime..........................................     73,228       *
Sunir Kapoor...........................................    342,506       *
Marcelo A. Gumucio(9)..................................    435,587     1.1%
John V. Balen(10)......................................  1,497,877     3.8%
Thomas L. Rosch........................................          0       *
Michael Leitner(11)....................................  2,030,226     5.2%
Adam Wagner(12)........................................  1,828,020     4.7%
Rebecca Saeger(13).....................................      8,333       *
Robert J. Cresci(14)...................................    727,448     1.9%
Jerry Gramaglia(15)....................................      5,833       *
All directors and executive officers as a group (16
 persons)(16).......................................... 10,076,907    25.7%

--------
  *  Less than 1% of the outstanding shares of common stock.
 (1) The address for SSS No. Two Limited is Citibank Building, Thompson Boulevard, Nassau, Bahamas.
 (2) The aggregated shares listed for entities affiliated with AT&T Ventures are owned as follows: 1,946,488 shares are beneficially owned by AT&T Venture Fund II, L.P. and 216,276 shares are beneficially owned by Venture Fund I, L.P. The address for AT&T Ventures is 295 N. Maple Avenue, Room 3354A2, Basking Ridge, New Jersey 07920.
 (3) The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98502.

 (4) At April 7, 2000, 601,563 shares held by Mr. Ewald were vested, and 1,054,687 were unvested and subject to a right of repurchase in favor of us, which right lapses over time.
 (5) At April 7, 2000, 375,000 shares held by Mr. Lewis were unvested and subject to a right of repurchase in favor of us, which right lapses over time.
 (6) At April 7, 2000, 175,077 shares held by Mr. Pagel were vested, and 50,247 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 38,933 shares issuable upon exercise of options held by Mr. Pagel within 60 days of April 7, 2000, 31,810 of which would be subject to a right of repurchase in favor of us, which right lapses over time.
 (7) At April 7, 2000, 248,502 shares held by Ms. Eagan were vested, and 84,190 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 125,000 shares issuable upon exercise of options held by Ms. Eagan within 60 days of April 7, 2000, 112,812 of which would be subject to a right of repurchase in favor of us, which right lapses over time.
 (8) At April 7, 2000, 230,782 held by Mr. Reinemer were vested, and 76,137 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 44,062 shares issuable upon exercise of options held by Mr. Reinemer within 60 days of April 7, 2000, 41,875 of which would be subject to a right of repurchase in favor of us, which right lapses over time.
 (9) At April 7, 2000, 179,091 shares held by Mr. Gumucio were vested and 256,496 shares were unvested and subject to a right of repurchase in favor of us, which right lapses over time. Includes 62,500 shares issuable upon exercise of options held by Mr. Gumucio within 60 days of April 7, 2000, all of which would be subject to a right of repurchase in favor of us, which right lapses over time.
(10) The shares are beneficially owned by Canaan Equity, L.P. Mr. Balen is a principal of Canaan Partners. Mr. Balen disclaims beneficial ownership of these shares.
(11) Includes 2,026,226 shares beneficially owned by Microsoft Corporation. Mr. Leitner is Director, Corporate Development at Microsoft Corporation. Mr. Leitner disclaims beneficial ownership of these shares.
(12) Includes 250,000 shares of common stock held by Wagner & Brown, Ltd, Mr. Wagner's former employer. Mr. Wagner has disclaimed beneficial ownership of these shares. Includes 62,500 shares of common stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner. Mr. Wagner has a 12.5% beneficial ownership of these shares. Includes 200,000 shares of common stock held in escrow and for which Mr. Wagner is an escrow agent. Wagner & Brown, Ltd. claims beneficial ownership of 38,280 shares and Wagner Family Partnership VI claims beneficial ownership of 9,560 shares. Includes 1,308,750 shares of common stock, held by Unified Holdings, L.L.C. Mr. Wagner is a managing member of Unified Holdings, L.L.C. Wagner & Brown, Ltd. claims beneficial ownership of 163,594 shares and Wagner Family Partnership VI claims beneficial ownership of 56,276 shares. Includes 3,385 shares of common stock held by Wagner & Brown, Ltd. and 3,385 shares of common stock held by Wagner Family Partnership VI.
(13) Represents 8,333 shares issuable upon exercise of options held by Ms. Saeger within 60 days of April 7, 2000.
(14) Includes 96,968 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc., 145,490 shares of common stock held by the Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. and 484,990 shares held by the Delaware State Employees' Retirement Fund. Such funds are managed by Pecks Management Partners Ltd., of which Mr. Cresci is a Managing Director. Mr. Cresci disclaims beneficial ownership of these shares.
(15) Represents 5,833 shares issuable upon exercise of options held by Mr. Gramaglia within 60 days of April 7, 2000.
(16) Includes 278,158 shares issued under the 1999 Stock Plan and 1996 Stock Option and Restricted Stock Plan which were vested and 2,744,465 shares which were unvested at April 7, 2000 and subject to a right of repurchase in favor of us, which right lapses over time. Includes 220,034 shares issuable upon exercise of options within 60 days of April 7, 2000, 188,682 of which would be subject to a right of repurchase in favor of us, which right lapses over time.

Related Party Transactions

   Since the beginning of our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have a direct or indirect interest other than compensation arrangements, which are described in the section entitled "Executive Compensation" in this Proxy Statement and the transactions described below.

  Equity Investment Transactions for Cash

   In August 1999, we sold 2,928,521 shares of Series C preferred stock for $10.31 per share. Each share of preferred stock automatically converted into shares of our common stock on a 1.25-for-1 basis upon the closing of our initial public offering. Listed below are the current directors, executive officers and stockholders who beneficially own more than 5% of our securities who participated in our Series C preferred stock financing.

                                                                     Aggregate
                                                         Series C      Cash
                          Name                           Preferred Consideration
                          ----                           --------- -------------
Microsoft Corporation...................................  109,231   $1,126,172
Entities affiliated with AT&T Ventures(1)...............  218,462    2,252,343
Canaan Equity, L.P......................................  113,476    1,169,938
John V. Balen(2)........................................  113,476    1,169,938
Robert Cresci(3)........................................  581,959    5,999,997
Michael Leitner(4)......................................  109,231    1,126,172
Adam Wagner(5)..........................................    5,416       55,839
Martin Pagel............................................    2,166       22,332

--------
(1) Includes 196,616 shares of Series C preferred stock held by AT&T Venture Fund II, L.P. and 21,846 shares of Series C preferred stock held by Venture Fund I, L.P.
(2) Includes 151,302 shares of Series C preferred stock held by Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of these shares.
(3) Includes 77,575 shares of Series C preferred stock held by the Declaration of Trust for Defined Benefit Plans of Zeneca Holdings Inc. (Nominee:
    Fuelship & Co.), 116,392 shares of Series C preferred stock held by the Declaration of Trust for Defined Benefit Plans of ICI American Holdings Inc. (Nominee: Northam & Co.) and 387,992 shares of Series C preferred stock held by the Delaware State Employees' Retirement Fund (Nominee: Nap & Co.). Such funds are managed by Pecks Management Partners Ltd., of which Mr. Cresci is a managing director. Mr. Cresci disclaims beneficial ownership of these shares.
(4) Includes 109,231 shares of Series C preferred stock held by Microsoft Corporation. Mr. Leitner disclaims beneficial ownership of these shares.
(5) Includes 2,708 shares of Series C preferred stock held by Wagner & Brown, Ltd., Mr. Wagner's former employer, and 2,708 shares of Series C preferred stock held by Wagner Family Partnership VI, of which Mr. Wagner is a partner.

  Sales of Equity Securities to Executive Officers

   On May 30, 1999, we sold 1,531,250 shares of common stock at a price of $0.72 per share to Robert H. Ewald. We have the right to repurchase such shares in the event Mr. Ewald's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Ewald paid for such shares with a full-recourse, five-year $1,102,500 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 332,692 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 300,661 shares to Nicole Eagan. We have the right to repurchase such shares in the event Ms. Eagan's services to us terminate, which right lapses progressively over four years after the date of grant. Ms. Eagan paid for such shares with a full-recourse, five-year $126,671 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 225,325 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 193,294 shares to Martin Pagel. We have the right to repurchase such shares in the event Mr. Pagel's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Pagel paid for such shares with a full-recourse, five-year $83,724 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 12, 1998, we sold an aggregate of 306,920 shares of common stock at a price of $0.20 per share for 32,031 shares and $0.40 per share for 274,889 shares to Thomas J. Reinemer. We have the right to repurchase such shares in the event Mr. Reinemer's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Reinemer paid for such shares with a full-recourse, five-year $116,362 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On June 28, 1999, we sold 187,500 shares of common stock at a price of $1.20 per share to Edward F. Malysz. We have the right to repurchase such shares in the event Mr. Malysz's services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Malysz paid for such shares with a full-recourse, five-year $225,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On July 31, 1999, we sold 375,000 shares of common stock at a price of $1.20 per share to Anthony H. Lewis, Jr. We have the right to repurchase such shares in the event Mr. Lewis' services to us terminate, which right lapses progressively over four years after the date of grant. Mr. Lewis paid for such shares with a full-recourse, five-year $450,000 promissory note, secured by the purchased shares. The note bears interest at a rate of 6% per annum.

   On August 18, 1999, we granted Mr. Ewald a stock bonus of 125,000 shares of common stock. On January 14, 2000, we loaned Mr. Ewald approximately $410,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan bears interest at a rate of 5.88% per annum and is forgivable over 2 years from the date of the stock bonus based on Mr. Ewald remaining our employee throughout such period.

   On August 18, 1999, we granted Marcelo Gumucio a stock bonus of 62,500 shares of common stock. On December 23, 1999, we loaned Mr. Gumucio approximately $150,000 for the purpose of satisfying his income tax liability associated with this stock bonus. This loan bears interest at a rate of 5.74% per annum and is forgivable over 2 years from the date of the stock bonus based on Mr. Gumucio's continuing service as a director throughout such period.

  Other Transactions

   We have entered into indemnification agreements with each of our executive officers and directors.

   We have granted options to our executive officers and some of our directors.

   Holders of the common stock issued upon conversion of our preferred stock are entitled to those shares.

   We believe that all related party transactions described above were on terms no less favorable than could have been obtained from unrelated third parties.

Executive Compensation

                           Summary Compensation Table

   The table below summarizes the compensation earned for services rendered to us in all capacities for the fiscal years ended December 31, 1999 and December 31, 1998 by our former chief executive officer, our current chief executive officer and our next four most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999. These executives are referred to as the Named Executive Officers elsewhere in this Proxy Statement.

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                                   ------------
                                      Annual
                                   Compensation
                                ------------------
                                                    Securities
                                                    Underlying
                                                     Options
    Name and Principle                                (# of        All Other
         Position          Year Salary($) Bonus($)   Shares)    Compensation(1)
    ------------------     ---- --------- -------- ------------ ---------------
Robert H. Ewald........... 1999 $227,169  $125,000  1,656,250       $2,084
 President and Chief       1998
  Executive Officer(2)               --        --         --           --

Sunir Kapoor.............. 1999   43,160    63,500        --           --
 Former Chief Executive    1998  153,042    63,500    370,263          --
  Officer and President(3)

Nicole Eagan.............. 1999  172,819    82,268     62,500        1,448
 Vice President, Marketing 1998  128,750    28,000     35,000          --

Martin Pagel.............. 1999  160,305    65,954        --           --
 Chief Technical Officer   1998  128,750    25,000     18,994          --

Thomas J. Reinemer........ 1999  160,342    79,072        --         2,860
 Vice President,           1998  128,750    28,000     35,000          --
  International(4)

Rick D. Prime............. 1999  167,500       --         --         2,025
 Former Vice President,    1998  128,750       --      12,500          --
  Finance(5)

--------
(1) Represents E-Stamp's contributions to our 401(k) plan in 1999 on behalf of the Named Executive Officers.
(2) Mr. Ewald joined E-Stamp as our Chief Executive Officer and President in February 1999.
(3) Mr. Kapoor served as Chief Executive Officer and President of E-Stamp from February 1996 until February 1999.
(4) Mr. Reinemer served as Vice President, Operations from August 1996 until March 1999.
(5) Mr. Prime served as Vice President, Finance from October 1997 until July
    1999.

   Option Grants in the Last Fiscal Year.

   The following table sets forth information with respect to stock options granted to each of the Named Executive Officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually, and based upon the fair market value at the date of grant as determined by the board of directors which was equal to the exercise price. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

   In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 4,886,149 shares to employees, directors and consultants. All options were granted under our 1996 Stock Option and Restricted Stock Plan or our 1999 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years. Optionees may pay the exercise price by cash, certified check, or delivery of already-owned shares of our common stock. All options to the Named Executive Officers are immediately exercisable upon grant; however, any unvested shares may be repurchased by us at their cost in the event of the optionee's termination of employment. All option shares vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each quarter thereafter.

                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                          Annual Rates of Stock
                                                                         Price Appreciation For
                                        Individual Grants                      Option Term
                         ----------------------------------------------- -----------------------
                         Number of    % of Total
                         Securities     Options
                         Underlying   Granted to    Exercise
                          Options    Employees in     Price   Expiration
          Name           Granted #  Last FiscalYear ($/Share)    Date      5%($)       10%($)
          ----           ---------- --------------- --------- ---------- ---------- ------------
Robert H. Ewald......... 1,531,250       31.34        0.72     2/18/09      693,400    1,757,100
                           125,000        2.56        0.00     2/18/09      540,800    1,340,600
Sunir Kapoor............       --          --          --          --           --           --
Martin Pagel............       --          --          --          --           --           --
Nicole Eagan............    62,500        1.28        1.20     7/27/09       47,200      119,500
Thomas J. Reinemer......       --          --          --          --           --           --
Rick D. Prime...........       --          --          --          --           --           --

  Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
  Values

   The following table describes for the Named Executive Officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

   The "Value of Unexercised In-the-Money Options at December 31, 1999" is based on a value of $22.25 per share, the fair market value of our common stock as of December 31, 1999, which was the closing price of our common stock on December 31, 1999, as reported on The NASDAQ Stock Market's National Market, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Option and Restricted Stock Plan and our 1999 Stock Plan. The shares vest over four years, with 25% of the shares vesting one year after the grant date and the remaining shares vesting ratably each quarter thereafter.

                                                          Number of Securities Underlying             Value of Unexercised
                                                          Unexercised Options At December           In-the- Money Options at
                             Shares                                 31, 1999(#)                       December 31, 1999($)
                            Acquired                      -------------------------------------    ---------------------------
          Name           on Exercise(#) Value Realized($)  Exercisable          Unexercisable      UnExercise(#) Unexercisable
          ----           -------------- ----------------- -----------------    ----------------    ------------- -------------
Robert H. Ewald.........   1,656,250       $35,749,063                    --                   --    $     --       $  --
Sunir Kapoor............         --                --                     --                   --          --          --
Martin Pagel............         --                --                  18,993                  --      410,439         --
Nicole Eagan............         --                --                  95,000                  --    2,017,950         --
Thomas J. Reinemer......         --                --                  35,000                  --      756,350         --
Rick D. Prime...........         --                --                      --                  --          --          --

  Compensation Committee Interlocks and Insider Participation

   Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Performance Graph

   The following line graph compares the cumulative total return to stockholders of the Company's Common Stock from October 8, 1999 (the date of the Company's initial public offering) to December 31, 1999 to the cumulative total return over such period of (i) Nasdaq Composite Index and (ii) a peer group consisting of Stamps.com, an Internet postage provider that has a product line that competes directly with the Company's products. The graph assumes that $100 was invested on October 8, 1999 in the Company's common stock at its initial public offering price of $17.00 per share and in each of the other two indices and the reinvestment of all dividends, if any.

   The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

                        [PERFORMANCE GRAPH APPEARS HERE]


                                             10/8/99 10/29/99 11/30/99 12/31/99
                                             ------- -------- -------- --------
       E-STAMP CORPORATION..................  $100     $137     $213     $131
       PEER GROUP...........................   100      171      234      124
       NASDAQ COMPOSITE INDEX...............   100      103      116      141

     REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

   The Compensation Committee (the "Committee") is comprised of Thomas L. Rosch, Rebecca Saeger and Jerry Gramaglia, each of whom is a non-employee director. The Committee reviews and approves the Company's executive compensation programs. The role of the Committee is to approve salaries and other compensation paid to executive officers of the Company and to administer the Company's stock plans. The Committee approves all stock option grants to executive officers, all executive officer base salaries and any cash bonus payments to executive officers and approves all stock option grants to employees.

   The Company's executive pay programs are designed to attract and retain executives who will contribute to the Company's long-term success, to mesh executive and stockholder interests through the use of stock options and to provide a compensation program that recognizes individual contributions and Company performance.

   At this time in the Company's growth, the Committee has determined that the most effective means of compensation are base salaries, annual incentive bonuses and long-term incentives through the use of the Company's stock option plan.

Base Salary

   The Committee meets annually to review and approve each executive officer's salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. The relative importance of these factors varies, depending on the particular individual whose salary is being reviewed. To provide us with more information for making compensation comparisons, the Company provides us with surveys of compensation for a group of comparable companies with revenues similar to the Company's revenue. Our objective in setting base salaries is generally to pay salaries at a level roughly comparable to the median for companies with which the Company competes for personnel and to bias cash compensation towards bonus compensation rather than salaries. For the year ended December 31, 1999, we increased the salary levels of the executive officers to a level closer to this median level. The Committee approved base salaries between $125,000 and $200,000 for executives other than our Chief Executive Officer.

Compensation of Chief Executive Officer

   Mr. Ewald's 1999 base salary was established pursuant to his offer letter at $250,000. This salary was the result of negotiations between the Company and Mr. Ewald after considering Mr. Ewald's prior experience and breadth of knowledge together with competitive pay practices. In determining Mr. Ewald's bonuses and stock option grants, we not only considered the factors described above, but also took into consideration his accomplishments during 1999 in expanding the executive team, the integration of new executives with the original executive team, and the ongoing development of the Company. Taking all of these factors into account, we awarded Mr. Ewald a stock bonus of 125,000 shares of the Company's common stock in August 1999 and a cash bonus of $125,000 for his performance during 1999. The cash bonus was paid during the first quarter of 2000.

Bonus

   The Committee meets annually to review and approve executive and employee bonuses for the prior year. The bonus award depends on the extent to which individual performance objectives are achieved. Based on the Company's transition from a small entrepreneurial organization to a larger, more structured one, the introduction of its product and services, the completion of its initial public offering of its common stock, and the creation of an infrastructure sufficient to support the Company's growth into 2000, the Committee awarded the executive officers (other than the Chief Executive Officer) bonuses of $10,000 to $100,000 (prorated based on term of employment during 1999), and awarded our Chief Executive Officer a bonus of $125,000. These bonuses were paid in the first quarter of 2000. In addition, the Company awarded its executive officers cash bonuses of $15,000 for the limited launch of the Company's Internet postage solution by July 16, 1999 and $15,000 for the Company acquiring 25,000 revenue customers by December 31, 1999.

Stock Options

   The Company's stock option plan is designed to provide its executives and employees with an opportunity to share, along with its stockholders, in the Company's long-term performance. Initial grants of stock options are generally made to eligible executives and employees upon commencement of employment, with additional grants being made periodically based on performance or following a significant change in job responsibilities. Stock options under the stock option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our stock options is usually 100% of the fair market value of the common stock on the date of grant. The Board of Directors has delegated the authority to the Committee to grant stock options to all employees and executive officers. Guidelines for the number of stock options for each participant under the option plans are generally determined by the Committee. Initial stock option grants to executive officers are negotiated as part of their offer letters, and subsequent grants are determined based upon levels of responsibility, individual performance and competitive compensation practices. We believe the existing grants and vesting schedules currently align the executive officers' objectives with those of the Company's stockholders.

Other

   Other elements of executive compensation include Company-wide medical and life insurance benefits and the ability to defer compensation pursuant to a 401(k) plan. During fiscal 1999, the Company matched 50% of the first 4% of employee pay contributed under the 401(k) plan.

   The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. Since the cash compensation of each of the Named Executive Officers is below the $1 million threshold and the Committee believes that any options granted under the Stock Plan will meet the requirements of being performance-based, the Committee believes that the Section will not reduce the tax deduction available to the Company. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          Respectfully submitted,

                                          THE COMPENSATION COMMITTEE

                                          Thomas L. Rosch
                                          Rebecca Saeger
                                          Jerry Gramaglia

Other Matters

   The Board does not presently intend to bring any other business before the Annual Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as the Board of Directors may recommend.

                                          FOR THE BOARD OF DIRECTORS

                                          Robert H. Ewald
                                          President, Chief Executive Officer
                                           and Director
Redwood City, California
April 18, 2000

                        [LOGO OF E-STAMP APPEARS HERE]

                              E-STAMP CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                             FRIDAY, MAY 12, 2000


     The undersigned hereby appoints Robert H. Ewald and Edward F. Malysz, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of E-Stamp Corporation (the "Company") to be held at Hyatt Rickeys, 4219 El Camino, Palo Alto, California, 94306 on Friday, May 12, 2000 at 2:30 p.m.
local time, and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

                (Continued and to be signed on the other side.)
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

MANAGEMENT RECOMMENDS A VOTE FOR ALL THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSAL 2.

Proposal 1:  To elect directors to hold office for three years or until their successors are elected.

FOR all nominees listed      WITHHOLD AUTHORITY        Nominees: Robert H.
at right (except as marked   to vote FOR ALL nominees  Ewald, Thomas L.Rosch
to the contrary).            listed at right.          and Robert J. Cresci

     [_]                          [_]
                                                       To withhold authority to
                                                       vote for any nominee(s),
                                                       write such nominee(s)'
                                                       name(s) below:

                                                       _______________________


Proposal 2:  To ratify the selection of Ernst & Young L.L.P. as the Company's independent auditors.

             FOR                         AGAINST                ABSTAIN

             [_]                          [_]                     [_]

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the Proxy for a deceased Stockholder should give their full title. Please date the Proxy.

Signature:  _____________________________________

Signature:  _____________________________________

Date:       _____________________________________

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.